EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT is made and entered into as of the 1st day of August 1997, by and between NEWCARE HOSPITAL CORPORATION, a Georgia Corporation, hereinafter sometimes referred to as "EMPLOYER" and Arthur M. Doloresco hereinafter sometimes referred to as "EMPLOYEE".

     WHEREAS, the EMPLOYER has offered and the EMPLOYEE has accepted employment upon certain terms and conditions; and

     WHEREAS, the parties desire to reduce the employment agreement in writing;

     NOW, THEREFORE, IT IS MUTUALLY AGREED AS FOLLOWS:

                             W I T N E S S E T H :

                                  ARTICLE I.
                               DUTIES AND TERM

     FOR AND IN CONSIDERATION of Ten ($10.00) Dollars, and other good and valuable considerations exchanged between the parties, receipt of which is hereby acknowledged,

     The EMPLOYER does hereby employ the EMPLOYEE for a term of three (3) years to commence on the first day of August 1997 (the "Expected Term"),unless sooner terminated as provided hereinafter below.

     THE EMPLOYEE shall serve in a capacity with the EMPLOYER as President.
The
EMPLOYEE shall devote his full time, undivided attention and full business efforts to his duties as an employee of the Corporation which shall include but are not limited to the following:

     (a) Hire, train and employ all employees under him as may be required on behalf of the Corporation for the Corporation to conduct its business in an orderly fashion;

     (b) Maintain fiscal responsibility by keeping or causing to be kept all necessary financial books and records of the EMPLOYER in a customary and orderly fashion;

     (c) Report to the EMPLOYER's Board as from time to time shall be directed to the EMPLOYEE;

     (d) Perform his duties in a professional manner and in the best interest of the EMPLOYER.

     (e) Refrain from engaging in other business enterprises either directly or indirectly during this Agreement without the express prior written approval of EMPLOYER; provided, however, nothing herein shall prohibit or limit EMPLOYEE from holding non-controlling interests in publically-traded entities.

                                   ARTICLE II.
                             COMPENSATION AND BENEFITS

     The EMPLOYER shall reimburse EMPLOYEE for all reasonable expenses incurred by EMPLOYEE in his performance hereunder and pay to the EMPLOYEE an annual salary of Three Hundred Twenty-Five Thousand and 00/100 Dollars ($325,000) beginning August 1, 1997, Three Hundred Fifty Thousand and 00/100 Dollars ($350,000) beginning August 1, 1998 and Three Hundred Seventy-Five Thousand and 00/100 Dollars ($375,000) beginning August 1, 1999, payable no less frequently than monthly and otherwise in accordance with normal payroll procedures. In addition,
EMPLOYEE shall be entitled to receive an annual bonus based on the following schedule, determined by reference to Applicable Periods (each such Applicable Period consisting of a full calendar year or so much of a calendar year as coincides with the term hereof) and appropriately prorated in the case of an Applicable Period which consists of less than a full calendar year: $200,000 in any Applicable Period in which EBITDAR exceeds 20% of the net revenue of the EMPLOYER; $275,000 in any Applicable Period in which EBITDAR exceeds 25% of the net revenue of the EMPLOYER; or $350,000 in any Applicable Period in which EBITDAR exceeds 30% of the net revenue of the EMPLOYER.

     The EMPLOYER shall provide health and dental insurance (Family Coverage) to the EMPLOYEE upon the standard group policy of the EMPLOYER or NewCare Health
Corporation ("NWCA"), for each benefit whichever is more favorable for beneficiaries. The EMPLOYEE shall receive three (3) weeks paid vacation and 5 days paid sick leave each year of the Agreement. The EMPLOYER shall provide EMPLOYEE $1,000,000 term life insurance during the term of this Agreement. EMPLOYEE shall be entitled to participate in all stock purchase plans and 401(k)
plans otherwise available to senior executives of the EMPLOYER or NWCA, for each benefit whichever is more favorable for beneficiaries.

     The EMPLOYER shall promptly reimburse EMPLOYEE for all reasonable moving expenses associated with relocating from Houston, Texas to Atlanta, Georgia (including the transport of two motor vehicles and reasonable transportation, lodging and meal expense for EMPLOYEE and EMPLOYEE's spouse associated with locating a residence in Atlanta), provided, however, such amounts shall be promptly returned to EMPLOYER in the event this agreement is terminated on or before July 31, 1998 by EMPLOYER for cause as hereinafter defined or by EMPLOYEE other than for cause. On or before August 15, 1997 EMPLOYER shall purchase from
EMPLOYEE (or cause to be purchased from EMPLOYEE) EMPLOYEE's existing residence in Houston, Texas (the "Existing Residence") for the price paid by EMPLOYEE (the
"Purchase Price") for such residence (such price being approximately
$542,000),
and EMPLOYER shall also pay EMPLOYEE an additional amount (the "Gross-up Amount") equal to the sum of all income taxes payable by EMPLOYEE related to (i) the difference between the Purchase Price and the fair market value of the Existing
Residence and (ii) the Gross-up Amount; provided, however, that in the event EMPLOYEE sells the Existing Residence prior to the purchase by EMPLOYER (and if
EMPLOYEE has obtained EMPLOYER's consent if the purchase price is less than the
Purchase Price), EMPLOYER shall pay EMPLOYEE the difference, if any, between the
Purchase Price and the purchase price paid by the third party of the Existing Residence and an additional amount (the "Third Party Gross-up Amount") equal to the sum of all income taxes payable by EMPLOYEE related to (y) the difference between the Purchase Price and the purchase price paid by the third party and
(z)
the Third Party Gross-up Amount. If this Agreement is terminated on or before July 31, 1998 by EMPLOYER for cause or notice is given by EMPLOYEE to EMPLOYER on or before July 31, 1998 that EMPLOYEE intends to terminate this Agreement other than for cause, EMPLOYEE shall promptly pay EMPLOYER all amounts paid by EMPLOYER to EMPLOYEE pursuant to the preceding sentence less amounts received by
EMPLOYER upon the sale of the Existing Residence by EMPLOYER.

     As additional compensation, EMPLOYEE shall receive, within 5 days following
execution hereof by the later signing party, 5 shares of the existing capital stock of the EMPLOYER (without preemptive rights), subject to and legended to describe the vesting schedule described below. EMPLOYER hereby represents and warrants that (x) EMPLOYER's authorized capital stock currently consists of 1,000 shares of common stock and (y) except for the 5 shares to be issued to
EMPLOYEE
hereunder and 95 shares issued and/or to be issued to NWCA or its designees and/or Dan Carter or his designees ("Carter"), there is no present intention, plan or agreement for the issuance of any shares of EMPLOYER's stock; provided, however, EMPLOYER and EMPLOYEE acknowledge and agree that nothing herein shall prohibit or limit EMPLOYER's right to issue additional capital stock of EMPLOYER or to otherwise alter the capital structure of EMPLOYER. EMPLOYEE hereby acknowledges and agrees that he has and shall have no interest in any of the 95 shares issued or to be issued to NWCA and/or Carter, whether or not any such shares are in fact issued to Carter. EMPLOYER and EMPLOYEE agree that the aggregate fair market value of the shares to be issued to EMPLOYEE hereunder, determined without taking into account (and therefore without reduction for) the vesting schedule with respect to such shares, is Fifty Dollars ($50.00). The shares os stock to be issued to EMPLOYEE shall vest as follows if EMPLOYEE is still employed by EMPLOYER: 1 share on July 31, 1998; 1 share on July 31, 1999;
1 share on July 31, 2000; 1 share on July 31, 2001; and 1 share on July 31,
2002;
provided, however, in the event this Agreement is not renewed or extended beyond
July 31, 2000, but EMPLOYEE remained employed until that date, the remaining 3 shares (including the 1 share which would vest on July 31, 2000 described above) shall vest on July 31, 2000; further provided, however, that the entire 5 shares shall immediately vest (i) in the event of termination of this Agreement by EMPLOYER other than for cause or by EMPLOYEE for cause or (ii) in the event of a business combination of EMPLOYER (merger, sale, etc.) in which (y) EMPLOYER is not the surviving entity or (z) the current Board of Directors of EMPLOYER (or their designees) does not control the Board of Directors of the surviving entity
(where, for this purpose the phrase "surviving entity" means the entity, which, after the subject transaction, owns all or substantially all of the assets formerly owned by EMPLOYER and conducts all or substantially all of the business formerly conducted by EMPLOYER). EMPLOYER and EMPLOYEE acknowledge that, contemporaneously herewith, NWCA will grant to EMPLOYEE under NWCA's stock option plan an option to purchase 50,000 shares of common stock at the closing price on the date hereof, exercisable for a period of five years so long as EMPLOYEE remains employed by EMPLOYER, all as more particularly described in the form of option agreement attached hereto as Exhibit "A"

                                   ARTICLE III.
                               RESTRICTIVE COVENANTS

     The EMPLOYEE further covenants and agrees that he will not, during the term
of this Agreement and if this agreement is terminated (i) by EMPLOYER for cause
or (ii) by EMPLOYEE other than for cause, for a period of two (2) years immediately following the termination of this Agreement, engage or be employed by a business entity which engages in competition with the primary business of the EMPLOYER. For purposes of this Agreement, the primary business of the EMPLOYER is the operation and management of hospital facilities. This restrictive covenant shall apply in (and only in) a geographic area within twenty-five
(25)
miles of each city or cities in which the EMPLOYER or any of its subsidiaries operates a hospital at the time of termination of this Agreement. This restrictive covenant is applicable to employment or service directly or indirectly by the EMPLOYEE through consultation, advice or other indirect methods of competition. The EMPLOYEE is further restricted upon expiration of the term of this Agreement or upon termination of this Agreement by EMPLOYER for cause or by EMPLOYEE other than for cause from the employment of or offer of employment to any other employees of EMPLOYER or its subsidiaries or from engaging in business in partnership or joint ownership of another business entity with any other employee of EMPLOYER or its subsidiaries for a period of twelve (12) months after such expiration or termination of this Agreement.

     The EMPLOYEE agrees that during the course of his employment, he will acquire information and knowledge respecting the confidential affairs of the EMPLOYER in various phases of its business. Accordingly, the EMPLOYEE agrees that he shall not, at any time, use for himself or disclose to any other person not employed by EMPLOYER or its subsidiaries, any such knowledge or information heretofore acquired or acquired during the term of this Agreement. He further agrees that all memorandums, notes, records, papers and other documents and all copies thereof relating to EMPLOYER's operation or business, some of which may be prepared by him, and all other objects associated therewith and in any way obtained by him, shall be EMPLOYER's property. This shall include, but is not limited to, documents and objects, concerning any process, system, approach, technique, consultation or advice to clients, business techniques and other trade secrets. At the conclusion of this Agreement, whether voluntarily or involuntarily, the EMPLOYEE shall deliver all such documents and objects that may be in his possession to EMPLOYER, together with his written certification of compliance.

     The parties further agree that should the EMPLOYEE violate the terms of this restrictive covenant, EMPLOYER shall be entitled to not only monetary damages as may be assessed by a Court of competent jurisdiction, but in addition, extraordinary injunctive relief to prohibit continued violation of these restrictive covenants.

                                   ARTICLE IV.
                                   TERMINATION

     4.1 Termination by EMPLOYER for cause. EMPLOYER reserves the right to terminate this Agreement at any time for any of the following reasons:

     (1) EMPLOYEE shall fail to perform or comply with any term or condition of this Agreement and such failure continues for a period of (10) days (or such longer period as is reasonable in the circumstances, but in any event terminating at the earliest moment that EMPLOYEE is no longer prosecuting such cure with reasonable diligence) following EMPLOYEE's receipt of a notice from EMPLOYER which describes such failure in reasonable detail;

     (2) EMPLOYEE commits any offense involving moral turpitude which would offend public decency or morality, or causes EMPLOYEE or EMPLOYER public ridicule or scorn;

     (3) EMPLOYEE knowingly violates any federal, state or local laws or ordinances for which EMPLOYER might become liable. Termination for cause for any of the above described reasons shall be immediately effective upon notice from the EMPLOYER to the EMPLOYEE.

     In the event of termination for cause by EMPLOYER, compensation and any and all benefits to which EMPLOYEE is entitled, unless otherwise provided by law, shall cease at midnight on the date of notice of termination and EMPLOYEE shall have five (5) days within which to exercise any stock options previously granted to EMPLOYEE hereunder. For all purposes of this Agreement, termination of this Agreement shall be considered termination "by EMPLOYER for cause" if and only if such termination is pursuant to this section 4.1.

     4.2 Termination by EMPLOYER Other Than for Cause. EMPLOYER reserves the right to terminate this Agreement other than for cause at any time upon notice to EMPLOYEE, upon which termination, however, EMPLOYER shall pay severance equal to the lesser of (i) twelve (12) month's salary or (ii) the amount equal to the sum of the salary to be paid during the remaining term of this Agreement and the amount which would be payable (absent renewal or extension hereof) upon expiration of this Agreement pursuant to section 4.5 of this Agreement. For all purposes of this Agreement, termination of this Agreement shall be considered termination "by EMPLOYER other than for cause" if and only if such termination is pursuant to this section 4.2.

     4.3 Termination by EMPLOYEE for Cause. EMPLOYEE reserves the right to terminate this Agreement at any time for any of the following reasons:

     (1) EMPLOYER shall fail to perform or comply with any term or condition of this Agreement and such failure continues for a period of thirty (30) days (or such longer period as is reasonable in the circumstances, but in any event terminating at the earliest moment that EMPLOYER is no longer prosecuting such cure with reasonable diligence) following EMPLOYER's receipt of a notice from EMPLOYEE which describes such failure in reasonable detail; or

     (2) EMPLOYER directs EMPLOYEE to take action (or to refrain from taking action) which action (or refraining from action) is reasonably believed by EMPLOYEE to constitute a violation of federal state or local laws or ordinances or professional or ethical or moral standards, in any case if (and only if) EMPLOYER fails to withdraw such direction within a reasonable time after being notified by EMPLOYEE of EMPLOYEE's such belief and EMPLOYEE'S intent to terminate this Agreement: if EMPLOYER fails to withdraw such direction.

     Termination for cause for any of the above described reasons shall be immediately effective upon notice from EMPLOYEE to EMPLOYER. In the event of termination for cause by EMPLOYEE, EMPLOYEE shall be entitled to compensation
 and
all benefits applicable through the date of termination, together with severance equal to the lesser of (i) twelve ( 12) month's salary or (ii) the amount equal to the sum of the salary to be paid during the remaining term of this Agreement and the amount which would be payable (absent renewal or extension hereof) upon expiration of this Agreement pursuant to section 4.5 of this Agreement. For all purposes of this Agreement, termination of this Agreement shall be considered termination "by EMPLOYEE for cause" if and only if such termination is pursuant to this section 4.3.

     4.4 Termination by EMPLOYEE Other Than for Cause. EMPLOYEE reserves the right to terminate this Agreement other than for cause on at least twelve (12) month's notice; provided, however, EMPLOYEE's vesting of additional capital stock pursuant to Article 2 shall terminate immediately (not at the time of termination of employment) and EMPLOYER shall have the option to thereafter terminate EMPLOYEE at any time upon notice to EMPLOYEE and pay EMPLOYEE severance equal to twelve (12) month's salary less (i) all amounts paid by EMPLOYER to EMPLOYEE after the date of notice of termination from EMPLOYEE to EMPLOYER and (ii) any amounts to be paid by EMPLOYEE to EMPLOYER pursuant to Article 2 of this Agreement. For all purposes of this Agreement. Termination of this Agreement shall be considered termination "by EMPLOYEE other than for cause" if and only if such termination is pursuant to this section 4.4.

     4.5 Expiration. Not less than 180 days prior to the end of the Expected Term, EMPLOYER and EMPLOYEE agree to negotiate in good faith to renew or extend the term of this Agreement. In the event EMPLOYER and EMPLOYEE have not agreed to renew or extend the term of this Agreement on or before 90 days prior to the end of the Expected Term, EMPLOYEE shall be permitted to spend reasonable portions of each business day to seek other employment; provided, however, EMPLOYEE shall be required to perform the duties required of EMPLOYEE hereunder.
Upon termination of EMPLOYER's employment of EMPLOYEE as a result of the expiration of the Expected Term (and not as a result of the application of any previous section in this Article IV), EMPLOYEE shall be entitled to continue to receive compensation and all benefits applicable through the last day of the Expected Term, as well as continuation of EMPLOYEE's base salary only for the shorter of (i) six (6) months or (ii) until such time as EMPLOYEE is otherwise employed; provided, however, EMPLOYER shall continue to pay EMPLOYEE the difference, if any, between EMPLOYEE's base salary at the time of expiration of the Expected Term and EMPLOYEE's bona fide salary with his new employer until the expiration of the six (6) month period after the end of the Expected Term.

                                   ARTICLE V.
                                 MISCELLANEOUS

     This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia. Should any particular provision or paragraph or article of this Agreement be determined by a Court of competent jurisdiction to be illegal, then the remaining provisions shall be severable and legally binding.

     This Agreement shall inure to and be binding upon the Executors, Administrators, and personal representatives of the EMPLOYEE and the EMPLOYER'S assigns or successors in interest. Should it become necessary to enforce any of the terms, provisions or obligations in this Agreement by litigation, the non-prevailing party shall pay the other party's reasonable attorney fees actually incurred in such litigation.

     All notices and other communications hereunder shall be effective if and only if in writing and delivered personally, sent by Federal Express or similar nationally recognized carrier, or mailed by registered or certified mail (return receipt requested), charges, or postage prepaid, to the addressee at the addressee's address most recently supplied by the addressee to the sender by effective notice hereunder (or, prior to such notice, at the address for the addressee set forth below):

     (a) if to EMPLOYER, to

          NewCare Hospital Corporation
          6000 Lake Forrest Drive, Suite 200
          Atlanta, Georgia 30328
          Attn:     General Counsel

     (b) if to EMPLOYEE, to

          Arthur M. Doloresco
          c/o Michael G. Wasserman
          Holt Ney 2,atcoff & Wasserman, LLP
          100 Galleria Parkway, Suite 600
          Atlanta, Georgia 30339

Unless otherwise provided herein, written notices so delivered, sent or mailed shall be effective on the earlier of (x) actual delivery or (y) as applicable, either (i) the first business day following the date of deposit with a qualified courier service or (ii) the third business day following the date of deposit with the United States Postal Service. Any refusal to accept delivery of any such communication shall be considered successful delivery and receipt thereof.

     The parties acknowledge that EMPLOYEE is obliged to provide at least thirty
(30) days' notice to his present employer of termination of such~ employment. To the extent that such obligation delays EMPLOYEE from commencing employment hereunder on August 1, 1997, such delay shall be excused, but in no event beyond the sooner of (i) the fortieth (40th) day following execution hereof by the later signing party or (ii) the tenth (10th) day following release of EMPLOYEE by EMPLOYEE's current employer (and EMPLOYEE shall be entitled to no compensation or benefits for the period between August 1, 1997 and the date of his actual commencement of employment hereunder.

     IN WITNESS WHEREOF, the parties have executed this Agreement on this 17th day of July 1997.

EMPLOYER:

NEWCARE HOSPITAL CORPORATION

By:/s/ Chris Brogdon
Its:  President

EMPLOYEE:

/s/ Arthur M. Doloresco

NEWCARE HEALTH CORPORATION, as parent of EMPLOYER hereby guarantees the performance of the obligations of EMPLOYER hereunder

NEWCARE HEALTH CORPORATION

By: /s/ Chris Brogdon
Its: Chairman